Exhibit 99.1

News Release

Memry Corporation FY 2006 Q2 Revenue Up 28% to $12.6M

Gains in Nitinol Sales and Strengthening Polymer Product Revenues Spur Growth

Bethel, CT, February 13, 2006 — Memry Corporation (AMEX: MRY) reported today that revenue for the second fiscal quarter ended December 31, 2005 rose 28% to $12,649,000, compared with $9,877,000 reported in the comparable quarter a year ago. Including a one-time charge for separation expenses, the company reported a net loss of ($236,000), or ($0.01) per diluted share, compared with net income of $406,000, or $0.01 per diluted share in the comparable quarter a year ago. The company reported a negligible operating loss ($12,000) versus operating income of $930,000 in last year’s second quarter.

Revenues for the first six months of the fiscal year rose 33% to $25,316,000 from $18,989,000 in the first six months of FY ’05. Including a charge for separation expenses of $1,130,000, net income decreased by $845,000 to $265,000, or $0.01 per diluted share in the first six months of FY ’06, compared with $1,110,000, or $0.04 per diluted share for the same period in FY ’05. Operating income for the six months of FY ’06 was $1,165,000, compared with $2,057,000 in the first six months of FY ’05.

Second quarter operating results were negatively impacted by separation charges of $1.13 million related to the retirement of the former chief executive officer.

Robert Belcher, acting CEO and chief financial officer of Memry, said, “The revenue increase was boosted by the inclusion of polymer product revenues for the full fiscal quarter. But we also had good gains in revenues from sales of Nitinol products, which rose 7% in the quarter to $8,839,000 and for the first six months increased 4% to $18,054,000. Our Nitinol business benefited from increases in sales of super-elastic tube and tube-based stent components as well as increased revenue from prototype development. These gains were partially offset by slippage in shipments of arch wire and microcoil products. Polymer segment revenue for the quarter was $3,895,000 and $7,375,000 for the six months ended December 31, 2005.

“Gross margin in the quarter improved slightly from 38.7% to 39.2%, reflecting the higher level of revenue in the quarter from our polymer business, which has a higher gross margin than the nitinol segment. Operating expenses increased by $2.1 million during the quarter, with $1.13 million of that increase attributable to the one-time expense associated with the retirement of our chief executive officer, and the balance of the increase due to additional costs associated with supporting the incremental Putnam revenues, expenses associated with our adoption of SFAS No. 123(R) of $184,000 and additional legal, accounting and personnel costs.

“Our balance sheet continues to be strong, and we had a healthy cash position at the end of the quarter of $5.4 million.

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Memry Corporation

“We remain optimistic about the second half of fiscal 2006. We recently entered into a three-year contract extension agreement with one of our major customers, and we anticipate several of the new product programs we have been working on to begin generating meaningful revenue and profits as we move through this calendar year,” Belcher said.

A copy of the financial statements follows.

The company will host a conference call to discuss second quarter results tomorrow, February 14, at 11 a.m. Eastern. To participate in this call, dial (866) 278-7933 any time after 10:55 a.m. Eastern. International callers should dial (800) 500-7045.

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices.

An investment profile on Memry may be found at http://www.hawkassociates.com/memry/profile.htm .

For more information, contact Memry’s Acting CEO and Chief Financial Officer Robert P. Belcher at (203) 739-1100, e-mail: Robert_Belcher@memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

Memry Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2005	June 30, 2005
ASSETS
Current Assets
Cash and cash equivalents	$5,433,000	$4,141,000
Accounts receivable, less allowance for doubtful accounts	5,900,000	5,846,000
Inventories	5,506,000	4,948,000
Deferred tax asset	1,391,000	1,391,000
Prepaid expenses and other current assets	452,000	288,000

Total current assets	18,682,000	16,614,000

Property, Plant, and Equipment	21,489,000	19,897,000
Less accumulated depreciation	(12,574,000)	(11,527,000)

	8,915,000	8,370,000

Other Assets
Intangible assets, less accumulated amortization	7,507,000	7,842,000
Goodwill	14,146,000	13,946,000
Cash collateral deposits	—	1,500,000
Deferred financing costs, less accumulated amortization	410,000	465,000
Investment	409,000	—
Note receivable	—	407,000
Deferred tax asset	3,200,000	3,508,000
Other assets	148,000	148,000

Total other assets	25,820,000	27,816,000

TOTAL ASSETS	$53,417,000	$52,800,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$6,126,000	$5,453,000
Notes payable	2,111,000	2,615,000
Income tax payable	66,000	204,000

Total current liabilities	8,303,000	8,272,000

Notes payable, less current maturities	8,367,000	8,759,000

Other non-current liabilities	112,000	—

Stockholders’ Equity
Common stock	288,000	286,000
Additional paid-in capital	54,492,000	53,893,000
Accumulated deficit	(18,145,000)	(18,410,000)

Total stockholders’ equity	36,635,000	35,769,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$53,417,000	$52,800,000

Memry Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2005 and 2004

(Unaudited)

	2005	2004
Revenues	$12,649,000	$9,877,000
Cost of revenues	7,694,000	6,051,000

Gross profit	4,955,000	3,826,000

Operating expenses
Research and development	605,000	513,000
General, selling and administration, including separation charges of $1,130,000 in the three months ended December 31, 2005	4,236,000	2,318,000
Amortization of intangible assets	126,000	65,000

	4,967,000	2,896,000

Operating income (loss)	(12,000)	930,000

Interest
Expense	(331,000)	(303,000)
Income	55,000	39,000

	(276,000)	(264,000)

Income (loss) before income taxes	(288,000)	666,000
(Benefit from) provision for income taxes	(52,000)	260,000

Net income (loss)	$(236,000)	$406,000

Basic earnings (loss) per share	$(0.01)	$0.01

Diluted earnings (loss) per share	$(0.01)	$0.01

Memry Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

For the Six Months Ended December 31, 2005 and 2004

(Unaudited)

	2005	2004
Revenues	$25,316,000	$18,989,000
Cost of revenues	15,612,000	11,663,000

Gross profit	9,704,000	7,326,000

Operating expenses
Research and development	1,258,000	993,000
General, selling and administration, including separation charges of $1,130,000 in the six months ended December 31, 2005	7,029,000	4,178,000
Amortization of intangible assets	252,000	98,000

	8,539,000	5,269,000

Operating income	1,165,000	2,057,000

Interest
Expense	(652,000)	(317,000)
Income	98,000	79,000

	(554,000)	(238,000)

Income before income taxes	611,000	1,819,000
Provision for income taxes	346,000	709,000

Net income	$265,000	$1,110,000

Basic earnings per share	$0.01	$0.04

Diluted earnings per share	$0.01	$0.04